SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant                              |X|
Filed by a Party other than the Registrant           |_|

Check the appropriate box:

|_|      Preliminary Proxy Statement
|_|      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material under Rule 14a-12

                                    CASTELLE
                (Name of Registrant as Specified In Its Charter)

                                       --
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|      No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:



|_| Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                    CASTELLE
                           855 Jarvis Drive, Suite 100
                              Morgan Hill, CA 95037

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held On May 29, 2003

To The Shareholders Of Castelle:

         Notice Is Hereby Given that the Annual Meeting of Shareholders of Castelle, a California corporation, will be held on Thursday, May 29, 2003, at 10:00 a.m. local time at our corporate offices located at 855 Jarvis Drive, Suite 100, Morgan Hill, California for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2003.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on April 30, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                         By Order of the Board of Directors





                                         /s/ Paul Cheng
                                         Paul Cheng
                                         Chief Financial Officer and Secretary


Morgan Hill, California
May 5, 2003

--------------------------------------------------------------------------------
         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
--------------------------------------------------------------------------------

                                    CASTELLE
                           855 Jarvis Drive, Suite 100
                              Morgan Hill, CA 95037

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                  May 29, 2003

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed proxy is solicited on behalf of the Board of Directors of Castelle, a California corporation, for use at the Annual Meeting of Shareholders to be held on May 29, 2003, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our corporate offices, located at 855 Jarvis Drive, Suite 100, Morgan Hill, California 95037. We intend to mail this proxy statement and accompanying proxy card on or about May 5, 2003 to all shareholders entitled to vote at the Annual Meeting.

Solicitation

         We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

         Only holders of record of common stock at the close of business on April 30, 2003 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 30, 2003 we had outstanding and entitled to vote 3,179,946 shares of common stock.

         Each holder of record on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. With respect to the election of directors, shareholders may exercise cumulative voting rights. Under cumulative voting, each holder of common stock will be entitled to four votes for each share held. Each shareholder may give one candidate all the votes that shareholder is entitled to cast or may distribute his or her votes among as many candidates as the shareholder chooses. However, no shareholder will be entitled to vote for a candidate unless the candidate's name has been placed in nomination prior to the voting. No shareholder will be entitled to vote cumulatively unless at least one shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes. Unless the proxyholders are otherwise instructed, shareholders, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter is approved.

Revocability of Proxies

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Secretary at our principal executive office, 855 Jarvis Drive, Suite 100, Morgan Hill, California 95037, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the meeting, the shareholder must bring to the meeting a letter from the broker, bank or other nominee confirming the shareholder's beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

Shareholder Proposals

         The deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy for our 2004 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is a reasonable time before we begin to print and mail our proxy materials. Unless a shareholder who wishes to bring a matter before the shareholders at our 2004 annual meeting of shareholders notifies us of such matter prior to a reasonable time before we mail our proxy materials, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

              [The Remainder of this Page Intentionally Left Blank]

                                   Proposal 1

                              Election Of Directors

         There are four nominees for the four Board positions presently authorized in our Bylaws. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of Castelle, having been elected by the shareholders and by the Board.

         Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below, with discretionary power with respect to any further nominees and to cumulate votes. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

         The four candidates receiving the highest number of affirmative votes cast at the meeting will be elected as our directors. The minimum authorized number of directors is four, and there are no vacancies on the Board.

                        The Board Of Directors Recommends
                     A Vote In Favor Of Each Named Nominee.


NOMINEES

         The names of the nominees and certain information about them are set forth below:

     Name              Age            Position
Donald L. Rich         61      Chairman of the Board
Scott C. McDonald      49      President, Chief Executive Officer and Director
Peter R. Tierney       58      Director, President and Chief Executive Officer
                               of Sawyer Media Systems
Robert H. Hambrecht    36      Managing Director of Corporate Finance,
                               W.R. Hambrecht + Company

         Set forth below is biographical information for each nominee.

Donald L. Rich

         Mr. Rich joined Castelle in November 1998 and served as Chief Executive Officer and President from November 1998 to April 2002. Mr. Rich became Chairman of the Board in May 1999, and has continued in that role since retiring as our CEO in April 2002. Mr. Rich served as Chief Financial Officer from April 1999 to March 2001 and Secretary from February 2000 to March 2001. From 1997 until November 1998, Mr. Rich was self-employed as a consultant. From 1993 through 1997, Mr. Rich was Chief Executive Officer and President of Talarian Corporation, a provider of real-time infrastructure software for the enterprise and the Internet. Prior to that, he held various sales and marketing management positions at Integrated Systems, Inc. and International Business Machines Corporation. Mr. Rich holds a BS degree in Mechanical Engineering from Purdue University and an MBA from the Stanford Graduate School of Business.

Scott C. McDonald

         Mr. McDonald has served as a director of Castelle since April 1999. Since April 2002, Mr. McDonald has been our President and Chief Executive Officer. From May 2001 to the first quarter of 2002, Mr. McDonald served on the board of directors for Octant Technologies and Digital Power Corporation and provided consulting services. From December 1999 to April 2001, Mr. McDonald served as the Chief Financial and Administrative Officer at Conxion Corporation, a network and internet services company. From 1997 to 1999, Mr. McDonald served on the board of directors for CIDCO Incorporated, Octant Technologies Inc. and Digital Power Corporation, in addition to providing consulting services to CIDCO Incorporated. From 1993 to 1997, Mr. McDonald was the senior operating and financial executive at CIDCO Incorporated, an innovator in advanced telephony products, serving as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary. From 1989 to 1993, Mr. McDonald was Chief Financial Officer and Vice President, Finance & Administration at Integrated Systems, Inc., a provider of embedded operating software and design automation tools. Prior to 1989, Mr. McDonald held financial management and investor relations positions with Computer Products, Inc., Compower Corporation, Monterey Federal Credit Union and the J.M. Smucker Company. Mr. McDonald currently serves on the board of directors of privately-held Octant Technologies, Inc. Mr. McDonald holds a BS in Accounting from the University of Akron and an MBA from Golden Gate University.

Peter R. Tierney

         Mr. Tierney has served as a director of Castelle since April 1999. He currently serves as President and Chief Executive Officer of Sawyer Media Systems, a privately held business focused on delivering next generation media. Previously, Mr. Tierney spent four years as President and Chief Executive Officer of MarketFirst Software Corporation, a company that specializes in streamlining and maximizing the effectiveness of marketing programs. From 1991 to 1997, Mr. Tierney served as Chairman, President and CEO of Inference Corporation, a leading provider of self-service and knowledge management tools for the customer service and help desk industries. Prior to Inference, as Senior Vice President of Oracle Corporation, Tierney was responsible for worldwide marketing and served as a member of the Oracle Management Committee. Earlier in his career, Mr. Tierney served as Vice President of Marketing and Sales for Relational Technology (Ingres) Corporation and was Director of Marketing for the IBM Northwestern Region. Mr. Tierney also currently serves on the board of directors of the privately-held company, The SoftAd Group. Mr. Tierney holds a bachelor's degree in management and economics from Northeastern University.

Robert H. Hambrecht

         Mr. Hambrecht has served as a director of Castelle since March 1998. Mr. Hambrecht was a founding partner of W.R. Hambrecht + Co., an investment banking firm, founded in January 1998, and is presently its Managing Director of Corporate Finance. From 1996 through January 1998, Mr. Hambrecht was Vice President of H&Q Venture Partners, a venture capital firm. From 1994 to 1996, Mr. Hambrecht was employed by Unterberg Harris, an investment banking firm. Mr. Hambrecht also serves on the board of directors of five privately-held companies. Mr. Hambrecht earned a master's degree in public administration from Columbia University in 1993.

BOARD COMMITTEES AND MEETINGS

         During 2002, the Board of Directors held six meetings and took no action by unanimous written consent. The Board has an Audit Committee, a Compensation Committee and an Executive Committee.

         During 2002, each Board member attended 75% or more of the aggregate number of meetings of the Board and committees on which he served.

         The Audit Committee meets at least annually with our management and independent accountants to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent accountants to be retained, reviews, negotiates and approves audit fees, oversees the independence of the independent accountants, evaluates the independent accountants' performance and receives and considers the independent accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During 2002, the Audit Committee was composed of three non-employee directors - Messrs. McDonald, Hambrecht and Jack L. Howard - until Mr. McDonald's appointment as our President and CEO on April 22, 2002. Director Peter R. Tierney then replaced Mr. McDonald on the Audit Committee, which was then comprised of Messrs. Hambrecht, Tierney and Howard until Mr. Howard's resignation from the Board on November 12, 2002. The Audit Committee met seven times during 2002 and took no action by unanimous written consent. All members of the Audit Committee were independent in 2002 (as independence is defined by The NASDAQ Stock Market).

         The Compensation Committee makes recommendations concerning salaries and incentive compensation, authorizes stock option awards to employees and consultants under our stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two outside directors:
Messrs. Hambrecht and Tierney. The Compensation Committee held two meetings and acted six times by unanimous written consent during 2002.

         The Executive Committee makes recommendations to the Board of Directors on projects assigned by the Board of Directors. The Executive Committee is composed of three directors, Messrs Rich, Hambrecht and McDonald. The Executive Committee held five meetings during 2002 and took no action by unanimous written consent.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

         The Audit Committee has the responsibility, under delegated authority from the Board of Directors, for providing independent, objective oversight of our corporate accounting and reporting practices as well as the quality and integrity of our financial statements and reports. The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee was comprised of three non-employee directors through November 12, 2002 (see section "Board Committees and Meetings" above). From November 12, 2002 until the end of 2002, the Audit Committee was composed of two non-employee directors, whose names appear below.

         Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed our consolidated financial statements for the year ended December 31, 2002 with management and the independent accountants. In addition, the Audit Committee has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, has received and reviewed the written disclosures and the letter from the independent public accountants
____________________
1 The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of Castelle with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, has reviewed and negotiated applicable audit fees, has discussed with the independent accountants their independence, and has undertaken the additional communications, review and other requirements and activities mandated by those provisions of the Sarbanes-Oxley Act of 2002 which have been adopted.

         Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Forms 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                Audit Committee of the Board of Directors

                                ROBERT H. HAMBRECHT
                                PETER R. TIERNEY

              [The Remainder of this Page Intentionally Left Blank]

                                   PROPOSAL 2

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

         The Audit Committee and the Board of Directors has selected PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2003, and has further directed that management submit the selection of independent accountants for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since Castelle's inception in 1987. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants is not required by our Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of Castelle and its shareholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) will be required to ratify the selection of PricewaterhouseCoopers LLP.

         Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for the audit of our financial statements for the year ended December 31, 2002, and for the review of our interim financial statements on Form 10-Qs for such year was $133,500.

         Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP did not bill us for any information technology consulting in 2002.

         All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for other professional service fees during year ended December 31, 2002 were $27,204.

         The Audit Committee has determined that the rendering by PricewaterhouseCoopers LLP of non-audit services is compatible with maintaining the auditor's independence.


                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the ownership of Castelle's common stock as of April 30, 2003 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; (iii) all executive officers and directors of Castelle as a group; and
(iv) all persons known by us to be beneficial owners of more than five percent of our common stock.


                                                          Beneficial Ownership (1)
                                                         Number of       Percent of
                           Beneficial Owner                Shares          Total
 Entities affiliated with:
      J.P. Morgan Chase & Co., Inc. (2)                     585,512           18.4%
      560 Mission Street, 10th Floor
      San Francisco, CA 94105
 Donald L. Rich (3)                                         500,833           13.6
 Scott McDonald (3)                                         160,667            4.9
 Michael Petrovich (3)                                       95,416            2.9
 Eric Chen (3)                                               79,164            2.4
 Edward Heinze(3)                                            57,498            1.8
 Paul Cheng (3)                                              54,165            1.7
 Robert Hambrecht (3)                                        43,843            1.4
 Peter Tierney (3)                                           35,833            1.1
 Richard Fernandez (3)                                       11,250            *
 All officers and directors as a group (9 persons)(4)     1,038,669           25.3



____________________
*        Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 3,179,946 shares outstanding on April 30, 2003, the record date for this proxy, plus options exercisable within 60 days for the person being measured.

(2) Includes 346,849 shares held by H&Q London Ventures, 132,934 shares held by Hambrecht & Quist California, 60,835 shares held by H&Q Ventures IV, and 43,633 shares held by Hambrecht & Quist Venture Partners. Each of the entities named above and the entities' respective general partners, directors, executive officers, members and/or managers, as applicable, disclaim beneficial ownership of any securities other than those directly held by such person.

(3) Includes shares subject to options exercisable within 60 days of April 30, 2003 as follows: 500,833 for Mr. Rich, 90,418 for Mr. McDonald, 72,916 for Mr. Petrovich, 74,164 shares for Mr. Chen, 54,998 for Mr. Heinze, 49,165 for Mr. Cheng, 35,833 for Mr. Hambrecht, 35,833 for Mr. Tierney and 11,250 for Mr. Fernandez.

(4) As of April 30, 2003, the officers and directors as a group represented 9 persons and held 25.3% of the outstanding common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of the common stock, to file with the SEC initial reports of ownership and to file reports of changes in ownership of common stock. Officers, directors and greater than ten percent shareholders are required to furnish us with copies of all
Section 16(a) forms they file.

         To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2002 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

              [The Remainder of this Page Intentionally Left Blank]

                             EXECUTIVE COMPENSATION

                            COMPENSATION OF DIRECTORS

Cash Compensation

         Beginning in 2002, each non-employee director receives a quarterly retainer of $2,500 and a per meeting fee of $1,000 for each quarterly board meeting attended. Non-employee directors are also reimbursed for their expenses incurred in connection with attending Board meetings.

Equity Compensation

         In 2002, each non-employee director received stock option grants under the 1995 Non-Employee Directors' Stock Option Plan, as amended through February 2000 (the "Directors' Plan"). The 2002 Equity Incentive Plan (the "2002 Option Plan") superceded the Directors' Plan and the 1988 Equity Incentive Plan, as amended through 1998 (collectively as the "Prior Option Plan") pursuant to its approval by our shareholders at our Annual Shareholders Meeting on December 20, 2002. Pending its formal approval by the California Department of Corporation, future option grants to our non-employee Directors will be granted under the 2002 Option Plan as non-qualifying stock options under the Code, using substantially the same approach as under the Directors' Plan.

         The 2002 Option Plan provides that each non-employee member of the Board of Directors, upon initial election to the Board, is automatically granted an option to purchase 10,000 shares of common stock at an exercise price equal to the then-current fair market value per share of our common stock. This initial option grant vests monthly in 24 equal installments, beginning one month after the date of grant provided that the optionee has continuously served as a director. On April 1 of each year (or the next business day should such date be a legal holiday), each member of the Board who is eligible for participation in the 2002 Option Plan is automatically granted an option to purchase 5,000 shares of common stock at an exercise price equal to the then-current fair market value per share of our common stock, without further action by us, the Board or our shareholders. This annual grant to non-employee members of the Board under the 2002 Option Plan vests monthly in 12 equal installments, beginning one month after the date of grant provided that the optionee has, during the entire period prior to such vesting date, continuously served as a director. The exercise price of options granted under the 2002 Option Plan is 100% of the fair market value of the common stock on the date of the option grant. The term of options granted under the 2002 Option Plan is ten years. In the event of a merger of Castelle with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction, vesting of option grants under the 2002 Option Plan is accelerated and the option will terminate if not exercised prior to the consummation of the transaction.

         During 2002, we granted to each of Messrs. Hambrecht, Tierney and McDonald options to purchase 5,000 shares at exercise prices of $0.79 per share. The exercise prices were equal to the respective fair market values of such common stock on the date of grant (based upon the closing sale price reported on the NASDAQ SmallCap Market for the date of grant). As of April 30, 2003, 11,249 shares had been exercised under the Directors' Plan and 50,000 shares had been exercised by our Chief Executive Officer under the 1988 Equity Incentive Plan. No shares have been exercised under the 2002 Option Plan.

Compensation of Executive Officers

Summary of Compensation

         The following table shows for the years ended December 31, 2002, 2001 and 2000, compensation awarded or paid to, or earned by, our Chief Executive Officer and the four other most highly compensated executive officers at December 31, 2002 whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE

                                                                                                     Long-Term
                                                                                                   Compensation
                                                               Annual Compensation                     Awards
                                                                                                    Securities
Name and Principal                     Year                                                         Underlying
                                       ----
Position                                            Salary        Bonus ($)(1)    Other($)(3)       Options (#)
--------                                            ------        ---------       -----------       -----------
Scott C. McDonald (2)                  2002        $138,718          $75,000             --            300,000
President & Chief Executive
Officer & Director
                                       2001              --               --             --                 --
                                       2000              --               --             --                 --

Donald L. Rich(4)                      2002         $84,487          $32,376        $68,633                 --
Chairman of the Board
                                       2001         202,600           72,717             --                 --
                                       2000         200,100           94,020             --                 --

Paul Cheng                             2002        $132,239          $57,643             --                 --
Vice President, Chief Financial
Officer and Secretary
                                       2001         126,950           30,002             --             25,000
                                       2000          97,191           26,320             --             45,000

Eric Chen                              2002        $158,306          $69,143        $24,784                 --
Sr. Vice President, Engineering &
Product Marketing
                                       2001         151,960           41,587             --             15,000
                                       2000         137,965           42,484             --             30,000

Edward Heinze                          2002         $96,408               --        $86,924                 --
Vice President, Sales, U.S.
                                       2001          92,600               --         39,115                 --
                                       2000          91,139               --         42,781                 --

Michael Petrovich                      2002        $115,304               --       $110,842                 --
Vice President,
Sales, International
                                       2001         134,523               --         57,805                 --
                                       2000         106,622               --         74,361                 --

____________________

     (1) Represents bonus amounts for services earned in the respective years but certain amounts were paid in the subsequent year.

     (2) Mr. McDonald became our CEO in April 2002.

     (3) 2002 Other includes $24,784 for Mr. Chen, $20,936 for Mr. Heinze and $30,408 for Mr. Petrovich for cash paid out in lieu of personal time off. The rest represents commissions earned in the respective years. Portions of the earned commissions were paid in the subsequent year.

     (4) Salary and bonus paid to Mr. Rich for 2002 was for services rendered until his retirement as our Chief Executive Officer in April 2002. Other includes $32,633 paid in lieu of personal time off at the time of retirement, $29,000 for consulting services rendered to Castelle in 2002 and $7,000 earned as non-employee-director compensation.

Stock Option Grants and Exercises

         In 2002, we granted options to our executive officers under the Prior Option Plan. As of December 31, 2002, options to purchase a total of 1,568,962 shares were outstanding under the Prior Option Plan and there are no shares available for additional grants under the Prior Option Plan. We did not grant any stock appreciation rights, restricted stock awards or stock purchase rights during 2002.

         The following tables show for the year ended December 31, 2002, information regarding options granted to, exercised by, and held at year-end by the named executive officers:

                           OPTION GRANTS IN YEAR 2002

                                                          Individual Grants

                                                                                                Potential Realizable Value at
                                                                                                Assumed Annual Rates of Stock
                            Number of                                                               Price Appreciation
                            Securities        Percentage of                                          for Option Term (3)
                            Underlying        Total Options  Exercise or Base                        -------------------
Name and Principal          Options           Granted to     Price Per Share     Expiration
Position                    Granted (#)       Employees (1)        ($) (2)           Date          5% ($)           10% ($)
--------                                          ----            -------           ----          ------           -------
Scott C. McDonald           200,000(4)            50.0%             $0.68         4/22/09        $55,366           $129,026
                            100,000(5)            25.0%              0.70         4/22/09         28,498             66,411
                              5,000(6)             1.3%              0.79         4/01/12          2,485              6,296
Richard Fernandez            45,000(7)            11.3%             $0.75         9/17/09         21,226             53,789



____________________

     (1) Based on options to purchase an aggregate of 400,000 shares of common stock to employees in 2002.

     (2) The exercise price is equal to 100% of the fair market value of common stock at the date of the grant.

     (3) The potential realizable value is calculated based on the assumption that the stock price on the date of grant appreciates from the date of grant at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are derived from the rules of the U.S. Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

     (4) 1/4th of Mr. McDonald's option grant of 200,000 shares vested on 10/22/2002, and an additional 1/24th vests each calendar month for 18 months from the aforementioned date.

     (5) Begins vesting on 4/22/2004 and vests in equal monthly installments over a 12-month period.

     (6) Granted to Mr. McDonald on 4/1/2002 under the Directors' Plan, while Mr. McDonald was a non-employee Director of Castelle. This option grant vests monthly in equal monthly installments over a 12-month period.

     (7) 1/4th of Mr. Fernandez's option grant vests on 6/3/2003, and the remaining options vest monthly in equal installments over a 36-month period.

       AGGREGATE OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

         The following table sets forth the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2002 by each of the named executive officers.

                                                                      Number of Securities              Value of Unexercised
                                                                     Underlying Unexercised             In-the-Money Options
                                                                     Options at FY-End (#)                at FY-End ($)(1)
                             Shares Acquired        Value            ---------------------                ----------------
                             on Exercise (#)     Realized ($)    Exercisable      Unexercisable    Exercisable        Unexercisable
Scott C. McDonald......           61,249            38,425            37,083          236,667           $7,683            $94,212
Donald L. Rich.........                -                 -           500,000                -           70,000                  -
Eric Chen..............                -                 -            66,039           23,961            5,877              4,573
Paul Cheng.............                -                 -            40,415           29,585            4,271              5,979
Edward Heinze..........                -                 -            47,706           19,794            8,068              5,232
Michael Petrovich......                -                 -            87,509            5,001            4,776              1,049
Richard Fernandez.....                 -                 -                 -           45,000                -             15,300

____________________

     (1) Based on the fair market value of the common stock at December 31, 2002 of $1.09 (closing sales price) minus the exercise price of the option.

              EMPLOYMENT SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

         In November 1998, Castelle entered into employment and severance agreements with Donald L. Rich, both of which terminated in April 2002 following Mr. Rich's decision to retire as our Chief Executive Officer. Because Mr. Rich's retirement was entirely voluntary, he was not entitled to receive further payments under either his employment agreement or his severance agreement.

         In April 2002, Castelle entered into an employment agreement with Scott
C. McDonald, pursuant to which Mr. McDonald agreed to serve as our Chief Executive Officer. The employment agreement is not for a specified term and is terminable at will or without cause at any time upon written notice, subject to the conveyance of certain severance benefits to Mr. McDonald upon termination, as described below. The employment agreement provides for an annual base salary of $200,000, plus an annual bonus of up to a sum of $100,000, if performance criteria are met, or above $100,000 in the discretion of the Compensation Committee if performance criteria are exceeded. Performance criteria will be evaluated quarterly, and performance bonuses will be earned and paid (to the extent earned) on a quarterly basis. The agreement also provides that during the first four quarters of his employment, Mr. McDonald will receive guaranteed bonus payments of $25,000 per quarter so long as he remains an employee in good standing. Mr. McDonald was granted options to purchase 300,000 shares of the common stock under our Prior Option Plan. The first option became one quarter vested after six months, with the remainder vesting over the next eighteen months. The second option becomes fully vested after three years.

         We have also entered into a severance and transition benefit agreement with Mr. McDonald, pursuant to which we agreed that if we terminate Mr. McDonald without cause or if Mr. McDonald terminates his employment voluntarily for good cause, we are required to pay him 100% of his annualized salary and maintain the medical benefits conveyed to him for one year. In addition, 50% of Mr. McDonald's unvested options will become immediately vested. The agreement allows Mr. McDonald to terminate his employment for good cause if his responsibilities are materially diminished, base pay is reduced or potential bonus payments are materially reduced, the company fails to continue any benefit plan in which Mr. McDonald is participating without comparable replacement, our corporate headquarters is relocated more than 20 miles from its current location or we breach this agreement or Mr. McDonald's employment agreement. No payment will be due if Mr. McDonald is dismissed for cause. In the event of a change of control of Castelle, Mr. McDonald is eligible for a lump sum payment equal to six months of his base salary, in addition to any benefits that may be conveyed to Mr. McDonald upon termination, if he remains with us at least ninety days after a change in control and his employment is subsequently terminated for any reason.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee currently consists of Robert H. Hambrecht and Peter R. Tierney, neither of whom has any interlocking relationships, as defined by the Securities and Exchange Commission except as described under "Certain Relationships and Related Transactions" below.

              [The Remainder of this Page Intentionally Left Blank]

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION2

         Our executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee currently consists of Robert
H. Hambrecht and Peter R. Tierney, neither of whom is an employee of Castelle. The Committee is responsible for determining compensation policies for our executive officers, including any stock-based awards to such individuals under the Prior Option Plan and the 2002 Option Plan. In determining executive officer compensation, the Compensation Committee considers corporate performance against our objectives.

         The Compensation Committee structures executive compensation packages with two objectives:

     o to ensure that the compensation and incentives provided to the executive officers are closely aligned with our financial performance and shareholder value; and

     o to attract and retain, through a competitive compensation structure, those key executives critical to the long-term success of the company.

         For 2002, our executive compensation program included the following components: (i) base salary, (ii) options to purchase shares of common stock, and (iii) quarterly incentives in the form of cash bonuses.

Stock Options

         In addressing the first objective, the Compensation Committee utilizes stock option grants to executive officers to tie portion executive officer compensation directly to our stock price performance. The Compensation Committee believes that the grant of an equity interest in the company serves to link management interests with shareholder interests and to motivate executive officers to make decisions that are in the best interests of Castelle and the shareholders. The Board considers stock option grants to executive officers based on various factors, including (i) each officer's responsibilities, (ii) any changes in such responsibilities, (iii) past option grants and each officer's current equity interest in the company and (iv) individual or corporation performance. In 2002, our executive officers received options to purchase common stock at levels ranging from 45,000 to 300,000 shares.

Base Salary and Cash Bonuses

         The second objective of the overall executive compensation policy is addressed by a salary and bonus policy which is based on:

    o consideration of the salaries and total compensation of executive officers in similar positions with comparable companies in the industry;

    o        the qualifications and experience of each executive officer;

    o        the company's financial performance during the past year; and

    o each officer's performance against objectives related to their areas of responsibility.

The Compensation Committee periodically reviews individual base salaries of executive officers, and adjusts salaries based on individual job performance and changes in the officer's duties and
____________________
2 This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Castelle under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

responsibilities. In making salary decisions, the Board exercises its discretion and judgment based on these factors. No specific formula is applied to determine the weight of each factor, although the mix among the compensation elements of salary, cash incentive and stock options are biased toward stock options to emphasize the link between executive incentives and the creation of shareholder value as measured by the equity markets. Consequently, salaries and cash incentives may be in the low-range as compared to the comparable companies in the industry while stock options may be in the mid to high-range compared to comparable companies. The Chief Executive Officer provides the Board with recommendations for individual executive officers based upon an evaluation of their performance against objectives and responsibilities. The base salaries paid to our executive officers were not increased in 2002.

         The Compensation Committee believes that another key element of executive compensation should be the variable portion provided by cash incentive plans. The Board of Directors sets annual performance objectives for executives of the company, which are administered quarterly by the Chief Executive Officer. Our executive officer compensation plan is designed such that if we meet our stated objectives, executive officers receive the cash incentive part of their compensation. If we perform below our stated objectives, the cash incentive portion of the executive's compensation is significantly reduced, and may be eliminated altogether if performance is below defined thresholds. A substantially smaller portion of some executives' incentive compensation is based on performance against individual objectives. The actual cash bonus earned in 2002 by executive officers depended upon the extent to which our objectives were achieved. Because we obtained a certain percentage of such quarterly performance objectives, cash bonuses ranging from $31,625 to $75,000 were paid to executive officers for services performed during 2002.

         We use similar factors to those described above for the executive officers in setting the annual salary, stock option grant and cash incentives awarded to our Chief Executive Officer, Scott C. McDonald. During the first four
(4) quarters of Mr. McDonald's employment, Mr. McDonald received guaranteed bonus payments of twenty-five thousand dollars ($25,000) per quarter. Thereafter, Mr. McDonald is eligible to earn a quarterly bonus of up to $25,000, if the company meets certain performance objectives outlined for Mr. McDonald prior to the beginning of each quarter, and amounts exceeding $25,000 per quarter if the company exceeds such performance objectives. Mr. McDonald was awarded cash bonuses totaling $75,000 in 2002. The Board awarded Mr. McDonald stock option grants totaling 300,000 shares during 2002.

Section 162(m)

         Section 162(m) of the Internal Revenue Code, generally imposes an annual corporate deduction limitation of $1 million on the compensation of certain executive officers. Compensation in excess of $1 million may be deducted if it is performance-based compensation within the meaning of the Code. The Committee has determined that stock options granted under our Prior Option Plan with an exercise price at least equal to the fair market value of the common stock on the date of grant should, where practicable, be treated as "performance-based compensation," and the Prior Option Plan contains provisions designed to allow compensation recognized by an executive officer as a result of the grant of a stock option to be deductible by the company.

                                                  2002 Compensation Committee

                                                  ROBERT H. HAMBRECHT
                                                  PETER R. TIERNEY

                                       19
PERFORMANCE MEASUREMENT COMPARISON1

         The following graph shows the total shareholder return of an investment of $100 in cash on December 31, 1997 for (i) our common stock, (ii) the NASDAQ Stock Market Index (U.S. Companies) and (iii) the NASDAQ Computer Manufacturer Stock Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

                                                      Cumulative Total Return
                              ------------------------------------------------------------------------
                                     12/97       12/98       12/99      12/00       12/01       12/02

CASTELLE                            100.00       47.06       88.24      50.02       35.29       51.29
NASDAQ STOCK MARKET (U.S.)          100.00      140.99      261.48     157.77      125.16       86.53
NASDAQ COMPUTER MANUFACTURERS       100.00      217.48      461.64     263.19      181.33      120.15




____________________
1 This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Castelle under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Other than the relationships described below, and in the sections entitled "Executive Compensation" and "Employment Severance and Change of Control Agreements", since January 1, 2002, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of his or her immediate family had or will have a direct or indirect material interest.

         In January 2001, we engaged W.R. Hambrecht + Co. ("WRH + Co."), an investment bank in which Mr. Hambrecht, one of our directors, is a partner, to provide certain financial advisory services. WRH + Co. rendered an insignificant level of services to the company under this arrangement, and the agreement was terminated in 2001. Also, WRH + Co. has been selected to perform certain stock repurchase services for us, as part of our common stock repurchase program announced on October 16, 2002. As of December 31, 2002, WRH + Co. had rendered an insignificant level of services to the company through these services.

         In November 2002, we repurchased 1,600,000 shares of our common stock at a price of $1.10 per share in a private transaction. Of the 1,600,000 shares repurchased, 439,560 shares were repurchased from WebFinancial Corporation, which was a beneficial holder of more than 5% of the common stock, and 281,630 shares were repurchased from Jack L. Howard, who was a member of our Board of Directors and a beneficial holder of more than 5% of the common stock. As part of the transaction, Mr. Howard agreed, pursuant to standstill provisions within the agreement, that for five years neither he nor any of his affiliates would: acquire any of our assets; purchase our shares; pursue a tender offer or exchange offer relating to us; participate in any recapitalization, restructuring or extraordinary transaction with respect to the company; solicit any proxies or consents to vote any securities of the company; form or participate in a group with respect to the voting securities of Castelle; or nominate any person as a member our Board of Directors. WebFinancial Corporation and its affiliates agreed to similar restrictions for a period of one year. In addition, we received proxies to vote all 1,600,000 of the repurchased shares, and Mr. Howard resigned from our Board of Directors.

         Our Bylaws provide that we will indemnify directors and executive officers to the fullest extent permitted by California law. Under our Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require us to advance litigation expenses in the case of legal proceedings, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table sets forth certain information, as of December 31, 2002, concerning securities authorized for issuance under all equity compensation plans of Castelle:

----------------------------------------- --------------------------- -------------------------- ---------------------
                                           Number of securities to        Weighted average
                                           be issued upon exercise        exercise price of           Number of
                                           of outstanding options,      outstanding options,     securities remaining
                                             warrants and rights         warrants and rights          for future
                                                                                                      issuance
----------------------------------------- --------------------------- -------------------------- ---------------------
1988   Equity   compensation   plan  (As                   1,568,962                      $0.99                   -0-
Amended) approved by security holders
----------------------------------------- --------------------------- -------------------------- ---------------------
2002 Equity  compensation  plan approved                     850,000                        n/a               850,000
by security holders*
----------------------------------------- --------------------------- -------------------------- ---------------------
Equity  compensation  plans not approved                         -0-                        n/a                   -0-
by security holders
----------------------------------------- --------------------------- -------------------------- ---------------------
         Total                                             2,418,962                      $0.99               850,000
----------------------------------------- --------------------------- -------------------------- ---------------------
____________________

         * Castelle is currently in the process of applying for a permit from the California Department of Corporations.


                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                  By Order of the Board of Directors





                                  /s/Paul Cheng
                                  Paul Cheng
                                  Chief Financial Officer and Secretary



May 5, 2003


A copy of Castelle's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2002 is available without charge upon written request to: Corporate Secretary, Castelle, 855 Jarvis Drive, Suite 100, Morgan Hill, CA 95037.

                                    CASTELLE

                         Annual Meeting of Shareholders
                           to be held on May 29, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Scott C. McDonald and Paul Cheng, and each of them, as the Proxyholders, each with full powers of substitution and resubstitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Castelle (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation (the "Meeting") to be held on May 29, 2003, at 10:00 a.m. local time, at the Corporation's corporate offices located at 855 Jarvis Drive, Suite 100, Morgan Hill, California 95037, and at any and all postponements, continuations and adjournments thereof.

         This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees, and FOR Proposal 2 and in accordance with the judgment and in the discretion of the persons named as Proxyholders herein on any other business that may properly come before the Meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934. In exercising this proxy to elect members of the Board of Directors, the proxy holders may vote shares cumulatively in such fashion as they determine in their discretion.

                       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


----------                                                           ----------
   SEE        CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE       SEE
 REVERSE                                                               REVERSE
   SIDE                                                                  SIDE
----------                                                           ----------

                                   DETACH HERE

|X|         Please mark
            votes as in
            this example.


The Board of Directors unanimously recommends that you vote FOR the Board of Director nominees and FOR Proposal 2.

                                         |_|        MARK   HERE   FOR    ADDRESS
                                                    CHANGE AND NOTE BELOW

1. Election of Directors.


   Nominees:  Donald L. Rich, Scott C. McDonald, Peter R. Tierney and
              Robert H. Hambrecht

   |_|     FOR all nominees                   |_|    WITHHOLD from all nominees

   To withhold authority to vote for any individual nominee, strike a line through that nominee's name.

2. Proposal to ratify the appointment of PricewaterhouseCoopers as independent accountants for 2003.
   FOR                          AGAINST                             ABSTAIN
   |_|                            |_|                                 |_|

In addition, this proxy card grants discretionary authority on such other matters that may be presented at the annual meeting for a vote of the shareholders.

Please sign exactly as your name appears on this Proxy. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership. Please date this Proxy.

Signature:                                     Date:
------------------------------------------     --------------------------------

Printed Name:
------------------------------------------

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

                                 (Reverse Side)